WORLDS.COM , INC.

11 Royal Road

Brookline, MA 02445

December 3, 2007

Mr. Philip Hoffman

Pearson Tnc.

130 Avenue of the Amencas

New York, 10019

Re: Worlds.com, Inc. (“Worlds”)

Dear Mr. Hoffman:

 As we have discussed on October 21, 2000 Worlds executed a promissory note in your favor in the face amount of $631,950, which note came due on January 2, 2002. By our signatures below we have agreed to the following settlement (i) You will have the right to receive $47,400 of shares of our common stock based upon the offering price of our next registered public offering at the close of such offering, which amounts represents approximately 7.5% (or $0.075/$1.00) of the face amount of said promissory note; (ii) Worlds will provide services free of charge to your company in the approximate amount of $631,950 with such services consisting of the design, creation and production of one or more three dimensional internet web site(s) and Worlds represents that said site(s) will be of comparable quality as the sites it is building for its other customers and that the valuation of its services will be based upon the value of similar services it provides to other customers through arms length transactions; (iii) You acknowledge that the previous debt is now extinguished and that you have no claims with respect hereto against Worlds; and (iv) Worlds may publicly announce that it is building “world(s)” for your company.

I greatly appreciate your cooperation in this matter, your faith in me, and the vision we both share for Worlds’ future.

Sincerely yours,

WORLDS.COM, INC.

By: Thom Kidrin

Thom Kidrin, Chief Executive Officer

ACKNOWLEDGED AND AGREED

PEARSON INC

By: Philip Hoffman

Philip Hoffman, 12/13/02